EXHIBIT 99.1

Immunomedics Announces Termination of Epratuzumab Licensing Agreement With UCB

MORRIS PLAINS, N.J., Feb. 26, 2016 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today announced receipt of a notice from UCB terminating the May 2006 Development, Collaboration and License Agreement for epratuzumab for all non-cancer indications worldwide. Under the terms of the Agreement, the companies will now begin the transition process in a timely and orderly fashion.

“The return of the worldwide rights of epratuzumab for all non-cancer indications allows us to examine all options to maximize its value, not only in oncology but also in autoimmune diseases,” commented Cynthia L. Sullivan, President and Chief Executive Officer of Immunomedics. “Epratuzumab is being studied in a Phase 3 clinical trial in pediatric patients with acute lymphoblastic leukemia sponsored by a European consortium, and Bayer has begun studying epratuzumab as a thorium-227-labeled antibody in patients with advanced non-Hodgkin lymphoma,” Ms. Sullivan further remarked.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics’ most advanced candidate is 90Y-clivatuzumab tetraxetan. This radiolabeled antibody is in an international Phase 3 registration trial in patients with advanced pancreatic cancer. Immunomedics expects patient enrollment to be completed in calendar year 2016. Immunomedics’ portfolio of investigational products also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 282 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), the Company’s dependence on business collaborations in order to further develop our products and finance our operations, the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com